Exhibit 3.3

AMENDMENT NO. 2

TO

AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT

OF

SUNOCO GP LLC

June 6, 2016

This Amendment No. 2 (this “Amendment No. 2”) to the Amended and Restated Limited Liability Company Agreement of Sunoco GP LLC (the “Company”), dated as of September 25, 2012, as amended by Amendment No. 1 thereto dated as of October 27, 2014 (as so amended, the “LLC Agreement”), is hereby adopted effective as of June 6, 2016, by ETE Sigma Holdco, LLC, as the sole member of the Company (the “Sole Member”). Capitalized terms used but not defined herein have the meaning given such terms in the LLC Agreement.

WHEREAS, Section 2.3 of the LLC Agreement provides that the Company’s board of directors may change the principal office of the Company, the registered office of the Company or the registered agent of the Company at any time and from time to time;

WHEREAS, on September 22, 2014, the Company filed a Certificate of Amendment Changing Only the Registered Office or Registered Agent of a Limited Liability Company with the Secretary of State of the State of Delaware to change the registered agent of the Company and the registered office of the Company to Corporation Service Company and 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, respectively;

WHEREAS, on April 1, 2016, Energy Transfer Equity, L.P., (“ETE”), the Company and the Sole Member entered into an Assumption and Assignment Agreement pursuant to which ETE assigned 100% of the membership interest in the Company to the Sole Member and the Sole Member was admitted as the sole member of the Company;

WHEREAS, effective as of the date hereof, the principal place of business of the Company is 8020 Park Lane, Suite 200, Dallas, Texas 75231;

WHEREAS, the Sole Member deems it advisable and in the best interests of the Company to make certain amendments to the LLC Agreement to reflect (i) the changes in principal office of the Company, registered office of the Company and registered agent of the Company and (ii) the acquisition by the Sole Member of 100% of the membership interest in the Company on April 1, 2016;

NOW THEREFORE, the Sole Member does hereby amend the LLC Agreement as follows:

Section 1. Amendment.

a.	Section 2.3 of the LLC Agreement is hereby amended and restated to read as follows:

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Company shall be located at 8020 Park Lane, Suite 200, Dallas, Texas 75231, or such other place as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate

b.	The second paragraph of Section 9.1 of the LLC Agreement is hereby replaced with the following:

“If to the Sole Member:

ETE Sigma Holdco, LLC

8111 Westchester Drive

Dallas, Texas 75225

Attention: General Counsel

Telephone: (214) 981-0700”

Section 2. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

Section 3. The appropriate officers of the Sole Member and/or the Company are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 2.

Section 4. This Amendment No. 2 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 2 has been executed as of the date first above written.

SOLE MEMBER:

ETE SIGMA HOLDCO, LLC

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer